SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 0)(1)

                             MAI SYSTEMS CORPORATION
                           ---------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  552620 20 5
                                  ------------
                                 (CUSIP Number)

                                FEBRUARY 15, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule  is filed:

                  [_]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [_]      Rule 13d-1(d)


---------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 2 OF 8
---------------------                                   ---------------------

-----------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

                   COMPUTER SCIENCES CORPORATION  (95-2043126)
-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [_]  (b) [_]
-----------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                         NEVADA
-----------------------------------------------------------------------------
                    5      SOLE VOTING POWER
      NUMBER                      0
        OF          ---------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                    0
    OWNED BY        ---------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON         ---------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                  0
-----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,433,333
-----------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                               [_]
-----------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.8%
-----------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                    HC, CO
-----------------------------------------------------------------------------

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 3 OF 8
---------------------                                   ---------------------

-----------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

                   CSC COMPUTER SCIENCES INTERNATIONAL INC.
-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [_]  (b) [_]
-----------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                         NEVADA
-----------------------------------------------------------------------------
                    5     SOLE VOTING POWER
      NUMBER                      0
        OF          ---------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                    0
    OWNED BY        ---------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON         ---------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                  0
-----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,433,333
-----------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                               [_]
-----------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.8%
-----------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                    HC, CO
-----------------------------------------------------------------------------

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 4 OF 8
---------------------                                   ---------------------

-----------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

                   CSA HOLDINGS LTD
-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [_]  (b) [_]
-----------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                        SINGAPORE
-----------------------------------------------------------------------------
                    5      SOLE VOTING POWER
      NUMBER                     0
        OF          ---------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   0
    OWNED BY        ---------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    0
     PERSON         ---------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 0
-----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,433,333
-----------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                               [_]
-----------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.8%
-----------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

                    HC, CO
-----------------------------------------------------------------------------

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 5 OF 8
---------------------                                   ---------------------

-----------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

                    CSA PRIVATE LIMITED
-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [_]  (b) [_]
-----------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    SINGAPORE
-----------------------------------------------------------------------------
                    5      SOLE VOTING POWER
      NUMBER                     2,433,333
        OF          ---------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   0
    OWNED BY        ---------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    2,433,333
     PERSON         ---------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 0
-----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,433,333
-----------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                               [_]
-----------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.8%
-----------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

                    CO
-----------------------------------------------------------------------------

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 6 OF 8
---------------------                                   ---------------------


ITEM 1(a).  NAME OF ISSUER:

            MAI Systems Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            9600 Jeronimo Road
            Irvine, California  92718

ITEM 2(a).  NAME OF PERSON FILING:

            This Schedule 13G is being filed on behalf of the following persons:

            (i)      Computer Sciences Corporation ("CSC")
            (ii)     CSC Computer Sciences International Inc. ("CSI")
            (iii)    CSA Holdings Ltd ("CSAH")
            (iv)     CSA Private Limited ("CSA")


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            CSC and CSI           2100 East Grand Avenue
                                  El Segundo, CA  90245

            CSAH and CSA          221 Henderson Road, #08-01
                                  Henderson Building
                                  Singapore 159557
                                  Republic of Singapore

ITEM 2(c).  CITIZENSHIP:


            CSC:                  Nevada corporation
            CSI:                  Nevada corporation
            CSAH:                 Singapore company
            CSA:                  Singapore company

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                     PAGE 7 OF 8
---------------------                                   ---------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).  CUSIP NUMBER:

            552620 20 5

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
              OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

      Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages
              (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
             ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

            The shares being reported on are directly held by CSA, which is a wholly owned subsidiary of CSAH, of which approximately 73% of the outstanding capital stock is owned by CSI, which is a wholly owned subsidiary of CSC.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

---------------------                                   ---------------------
CUSIP NO. 552620 20 5                13G                    PAGE 8 OF 8
---------------------                                   ---------------------

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 17, 2001

COMPUTER SCIENCES CORPORATION


By:  /s/ HAYWARD D. FISK
     ---------------------------------------
Name:   Hayward D. Fisk
Title:  Vice President



CSC COMPUTER SCIENCES INTERNATIONAL INC.


By:  /s/ HAYWARD D. FISK
     ---------------------------------------
Name:   Hayward D. Fisk
Title:  Vice President



CSA HOLDINGS LTD


By:  /s/ JOHNNY MOO KWEE CHONG
     ---------------------------------------
Name:   Johnny Moo Kwee Chong
Title:  Group Managing Director



CSA PRIVATE LIMITED


By:  /s/ SUNNY TAN SWEE HOCK
     ---------------------------------------
Name:   Sunny Tan Swee Hock
Title:  Group Managing Director (Operations)